EXHBIT 3.0


                         LAST MILE LOGISTICS GROUP, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


         Pursuant to the applicable provisions of the Florida Statutes, LAST MILE LOGISTICS GROUP, INC., a Florida corporation, does hereby amend and restate its Articles of Incorporation, as amended.

         1. The name of the corporation whose Articles of Incorporation, as amended, are being amended and restated by these Articles of Amendment and Restatement is Last Mile Logistics Group, Inc., a Florida corporation.

         2. The Amended and Restated Articles of Incorporation of Last Mile Logistics Group, Inc., a Florida corporation, shall read as follows:


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         LAST MILE LOGISTICS GROUP, INC.

         The undersigned does hereby make, subscribe and file these Amended and Restated Articles of Incorporation:


                                    ARTICLE I

                                 CORPORATE NAME

         The name of this corporation is:  Last Mile Logistics Group, Inc.


                                   ARTICLE II

                                  CAPITAL STOCK

         The total number of shares of capital stock which this corporation shall have the authority to issue is One Hundred Five Million (105,000,000) shares, consisting of Five Million (5,000,000) shares of Preferred Stock having a par value of $.0001 per share and One Hundred Million (100,000,000) shares of Common Stock having a par value of $.0001 per share.

         The Board of Directors of this corporation is authorized, subject to the limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series and, by filing articles of amendment pursuant to the applicable law of the State of Florida, to establish from time to time the


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number of shares of Preferred Stock to be included in each such series and to determine and fix the designations, powers, preferences and rights of the shares of each such series (including without limitation the voting rights, dividend rights and preferences, liquidation rights and preferences, and conversion rights, if any, thereof) and the qualifications, limitations and restrictions thereof.

         All shares of Common Stock shall be identical with each other in every respect, and the holders thereof shall be entitled to one vote for each share of Common Stock upon all matters upon which the shareholders have the right to vote.

         The holders of record of any outstanding shares of Preferred Stock shall be entitled to dividends if, when and as declared by the Board of Directors of the corporation, at such rate per share, if any, and at such time and in such manner, as shall be determined and fixed by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part. No dividends shall be declared and paid, or declared and set aside for payment, on the shares of Common Stock unless and until all dividends, current and accumulated, if any, accrued on the outstanding shares of Preferred Stock shall be declared and paid or a sufficient amount shall have been set aside for the payment thereof.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the outstanding shares of Preferred Stock shall be entitled to receive such amount, if any, for each share of Preferred Stock, as the Board of Directors of the corporation shall determine and fix in the articles of amendment authorizing the series of Preferred Stock of which such shares of Preferred Stock are a part, and no more. If the assets of the corporation shall not be sufficient to pay to all holders of Preferred Stock the amounts to which they would be entitled in the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, then the holders of record of each series of Preferred Stock which is entitled to share in the assets of the corporation in any such event shall be entitled to share in the assets of the corporation to the extent, if any, and in the manner, determined by the Board of Directors of the corporation in the articles of amendment authorizing the series of Preferred Stock of which such shares are a part, and no more, and, in any such case, the holders of record of shares of Preferred Stock of the same series shall be entitled to share ratably in accordance with the number of shares of Preferred Stock of the series so held of record by them to the extent, if any, that the series is entitled to share in the assets of the corporation in such event. No payment shall be made to the holders of shares of Common Stock of the corporation in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation unless the holders of record of shares of Preferred Stock shall have been paid the full amount to which they shall be entitled in such event or unless a sufficient amount shall have been set aside for such payment.

         Upon the effectiveness of any "combination," as such term is defined in
Section 607.10025(1) of the Florida Business Corporation Act, the authorized shares of the classes or series affected by the combination shall not be reduced or otherwise affected by the percentage by which the issued shares of such class or series were reduced as a result of the combination.

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                                   ARTICLE III

                               BOARD OF DIRECTORS

         The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 2006 Annual Meeting of Shareholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 2007 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2008 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2009 Annual Meeting of Shareholders. At each Annual Meeting of Shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election.

         Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and the directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than a majority of the voting power of all of the shares of the corporation entitled to vote for the election of directors.

         Any action with respect to the election or removal of directors required or permitted to be taken by the shareholders of this corporation shall be effected at a duly called Annual or Special Meeting of the shareholders of this corporation, and no such action may be effected by a consent in writing of such shareholders.


                                   ARTICLE IV

                                 INDEMNIFICATION

         This corporation shall indemnify and hold harmless each and every one of its directors, officers, employees, attorneys and agents to the fullest extent permitted by the laws of the State of Florida.

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                                    ARTICLE V

                                    AMENDMENT

         The corporation reserves the right to amend, alter, change or repeal any provision contained these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on the shareholders of the corporation hereunder are granted subject to this reservation. Notwithstanding the immediately preceding sentence of this Article V, the provisions of Article III, Article IV and this Article V of these Articles of Incorporation may not be amended, altered, changed or repealed in any respect, unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of not less than two-thirds of the voting power of all of the shares of the corporation entitled to vote for the election of directors.


                                   ARTICLE VI

                             AFFILIATED TRANSACTIONS

         The corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.


                                   ARTICLE VII

                           CONTROL SHARE ACQUISITIONS

         The corporation expressly elects not be governed by Section 607.0902 of the Florida Business Corporation Act, as amended from time to time, relating to control share acquisitions.


         3. The foregoing Amended and Restated Articles of Incorporation of Last Mile Logistics Group, Inc., a Florida corporation, shall supercede the Articles of Incorporation of Last Mile Logistics Group, Inc. and all amendments thereto.

         4. These Articles of Amendment and Restatement of Last Mile Logistics Group, Inc., a Florida corporation, were required to be approved by the Board of Directors and the shareholders of the corporation. These Articles of Amendment and Restatement were duly adopted by the written consent of all of the members of the Board of Directors of Last Mile Logistics Group, Inc., a Florida corporation, as of September 22, 2006 and by the written consent of the shareholders of Last Mile Logistics Group, Inc., a Florida corporation, owning more than a majority of the issued and outstanding shares of Common Stock of the corporation as of September 22, 2006.

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         5. The only voting group entitled to vote on the amendments contained in these Articles of Amendment and Restatement was the holders of shares of Common Stock of Last Mile Logistics Group, Inc., a Florida corporation. The number of votes cast in favor of such amendment by the members of such voting group was sufficient for approval by that voting group.


         IN WITNESS WHEREOF, the corporation, by and through its undersigned director and officer thereunto duly authorized, has executed these Articles of Amendment and Restatement on September 22, 2006.


                                                 LAST MILE LOGISTICS GROUP, INC.




                                                 By /s/ James A. Rose, II
                                                    ----------------------------
                                                    James A. Rose, II, President








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